Exhibit 23.2










The Board of Directors
Nutrition 21, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-33980, 333-73397, 333-69969, 33-73332, 333-9801, 333-2507, 333-29829,
333-35897, 333-56966) on Forms S-3 and S-8 of Nutrition 21, Inc., formerly known as AMBI Inc., of our report dated September 15, 2000, relating to the consolidated balance sheet of Nutrition 21, Inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for the years ended June 30, 2000 and 1999, which report appears in the June 30, 2001 annual report on Form 10-K of Nutrition 21, Inc.

                                                              KPMG LLP

Stamford, CT
September 21, 2001